NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO Steve E. Tondera, Jr., CFO

HEI, INC. ANNOUNCES DOUGLAS NESBIT AS NEW CFO EFFECTIVE JUNE 30, 2003

MINNEAPOLIS, Jun 20, 2003 / — HEI, Inc. (Nasdaq: HEII) ( www.heii.com ) today announced that it has accepted the resignation of CFO Steve Tondera, who is relocating to Florida in order to pursue other opportunities and be closer to family, and selected Douglas Nesbit to become its next CFO effective June 30, 2003. Steve Tondera has also resigned from the Board of Directors and will be assisting HEI during the transition of the new CFO.

“We wish Steve much success in his new endeavors,” Said Mack Traynor III, President and CEO of HEI, Inc. “and we are very happy to have the opportunity to secure Doug Nesbit as our future CFO. Doug brings with him great experience with public companies and over 20 years of progressive accounting.”

Mr. Nesbit most recently served as CFO, Treasurer and Corporate Secretary at LecTec, a health care and consumer products company based in Minnetonka, MN. Throughout his career, Doug has been a corporate Controller, been responsible for integrating business operations and overseeing the HR and IS functions.

About HEI, Inc.

HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company’s unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.

Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advance Medical Division	4801 north 63rd Street, Boulder CO 80301
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the results of the appointment of the new CFO, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.

SOURCE HEI, Inc.
Mack V. Traynor, CEO, or Steve E. Tondera, Jr., CFO, both of
HEI, Inc., +1-952-443-2500
http://www.heii.com